As filed with the Securities and Exchange Commission on December 7, 2020.

Registration No. 333-249860

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Upstart Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-4332431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

(650) 204-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dave Girouard

Chief Executive Officer

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

(650) 204-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Allison B. Spinner Shannon R. Delahaye Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Alison Nicoll Christopher Ing Emily Sairafian Upstart Holdings, Inc. 2950 S. Delaware Street, Suite 300 San Mateo, California 94403 (650) 204-1000	John L. Savva Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, California 94303 (650) 461-5600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-249860) of Upstart Holdings, Inc. (the “Registration Statement”) is being filed solely for the purpose of including certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of this Amendment No. 3 and amending Item 15 of Part II of the Registration Statement. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee	$33,166
FINRA filing fee	46,100
Exchange listing fee	295,000
Printing and engraving expenses	500,000
Legal fees and expenses	3,525,000
Accounting fees and expenses	4,192,000
Transfer agent and registrar fees	4,000
Miscellaneous expenses	317,000

Total	$8,912,266

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

We have adopted an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that will be included in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2017, we have issued the following unregistered securities:

Convertible Promissory Note Issuances

In September 2017, we issued subordinated convertible notes in the aggregate principal amount of $20.0 million in a private placement. We refer to these notes as the 2017 convertible notes. The 2017 convertible notes accrued interest at a rate equal to 8.0% per year. Each of these notes was converted on June 30, 2018 into shares of our Series C-1 preferred stock.

Warrant Issuances

In July 2017, we issued a warrant to purchase a total of 31,554 shares of common stock to one accredited investor at an exercise price of $1.35 per share.

In September 2017, we issued warrants to purchase a total of 830,468 shares of preferred stock to two accredited investors at an exercise price of $3.612413 per share. Each of these warrants was terminated on June 30, 2018.

In October 2018, we issued warrants to purchase a total of 150,000 shares of common stock to two accredited investors at an exercise price of $2.16 per share.

Preferred Stock Issuances

From January 2017 through February 2017, we sold an aggregate of 307,825 shares of our Series C-1 convertible preferred stock to 3 accredited investors at a purchase price of $3.612413 per share, for an aggregate purchase price of $1.1 million.

From December 2018 to March 2019, we sold an aggregate of 5,788,697 shares of our Series D convertible preferred stock to 4 accredited investors at a purchase price of $9.000295 per share, for an aggregate of $54.1 million.

In November 2020, we sold 600,208 shares of our Series B convertible preferred stock to one accredited investor at a per share exercise price of $0.01 pursuant to an exercise of a warrant.

Common Stock Issuances

In September 2020, we sold 282,750 shares of our common stock to an accredited investor, as part of a strategic transaction.

From January 1, 2017 through December 3, 2020, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 1,602,219 shares of our common stock upon the exercise of options under our equity compensation plans at exercise prices ranging from $0.15 to $8.88 per share.

Option Issuances

From January 1, 2017 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants, and other service providers options to purchase an aggregate of 15,362,417 shares of our common stock under our equity compensation plans at exercise prices ranging from approximately $1.35 to $20.23 per share.

We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1#	Form of Underwriting Agreement.

3.1#	Amended and Restated Certificate of Incorporation of the registrant, as amended by a certificate of amendment dated November 30, 2020, as currently in effect.

3.2#	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering.

3.3#	Bylaws of the registrant, as amended, as currently in effect.

3.4#	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering.

4.1#	Form of common stock certificate of the registrant.

4.2#	Amended and Restated Investors’ Rights Agreement among the registrant and certain holders of its capital stock, amended as of December 31, 2018.

4.3#	Form of warrant to purchase Series B preferred stock.

4.4#	Form of warrant to purchase common stock.

5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1+#	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.

10.2+#	Upstart Holdings, Inc. 2020 Equity Incentive Plan and related form agreements.

10.3+#	Upstart Holdings, Inc. 2012 Stock Plan and related form agreements.

10.4+#	Upstart Holdings, Inc. Employee Incentive Compensation Plan.

10.5+#	Upstart Holdings, Inc. 2020 Employee Stock Purchase Plan.

10.6+#	Upstart Holdings, Inc. Executive Change in Control and Severance Policy and related participation agreements.

10.7+#	Upstart Holdings, Inc. Outside Director Compensation Policy.

10.8#	Sub-Sublease Agreement, dated April 1, 2019, between Bay Meadows Station 3 Investors, LLC and Open Text Inc., Snowflake, Inc. and Upstart Holdings, Inc.

10.9#	Amended and Restated Loan and Security Agreement, dated September 5, 2018, between Silicon Valley Bank, Upstart Holdings, Inc. and Upstart Network, Inc. amended as of October 22, 2018, August 14, 2019, June 30, 2020, October 1, 2020, November 3, 2020 and November 25, 2020.

10.10#	Mezzanine Loan and Security Agreement, dated October 22, 2018, between Silicon Valley Bank, Upstart Holdings, Inc. and Upstart Network, Inc. amended as of June 30, 2020 and October 1, 2020.

10.11#	Amended and Restated Revolving Credit and Security Agreement, dated May 22, 2020, between Upstart Loan Trust and Goldman Sachs Bank USA.

10.12#	Revolving Credit and Security Agreement, dated May 23, 2018, between Upstart Warehouse Trust and Deutsche Bank AG, New York Branch, and Wilmington Savings Fund Society, FSB, amended as of August 3, 2018 and July 10, 2020.

Exhibit Number	Description

10.13#^	Third Amended and Restated Loan Program Agreement, dated January 1, 2019, between Upstart Network, Inc. and Cross River Bank, amended as of November 20, 2019 and November 25, 2020.

10.14#^	Third Amended and Restated Loan Sale Agreement, dated January 1, 2019, between Upstart Network, Inc. and Cross River Bank, amended as of November 25, 2020.

10.15#^	Second Amended and Restated Promotion Agreement, dated November 6, 2020, between Upstart Network, Inc. and Credit Karma Offers, Inc.

10.16^	Amended and Restated TransUnion Master Agreement for Consumer Reporting and Ancillary Services, dated November 25, 2020, between Upstart Network, Inc. and TransUnion LLC.

10.17^	Amended and Restated Billing Agent Agreement, dated November 25, 2020, between Upstart Network, Inc. and Trans Union LLC.

21.1#	List of subsidiaries of the registrant.

23.1#	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2#	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1#	Power of Attorney.

+	Indicates management contract or compensatory plan.
#	Previously filed.
^	Portions of this exhibit (indicated by asterisks) have been excluded because such information is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on the 7th day of December, 2020.

UPSTART HOLDINGS, INC.

By:	/s/ Dave Girouard
Dave Girouard
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dave Girouard	Chief Executive Officer and Director
Dave Girouard	(Principal Executive Officer)	December 7, 2020

/s/ Sanjay Datta	Chief Financial Officer
Sanjay Datta	(Principal Financial Officer)	December 7, 2020

/s/ Natalia Mirgorodskaya	Corporate Controller
Natalia Mirgorodskaya	(Principal Accounting Officer)	December 7, 2020

*	Director
Paul Gu		December 7, 2020

*	Director
Mary Hentges		December 7, 2020

*	Director
Oskar Mielczarek de la Miel		December 7, 2020

Signature	Title	Date

*	Director
Ciaran O’Kelly		December 7, 2020

*	Director	December 7, 2020
Sukhinder Singh Cassidy

*	Director	December 7, 2020
Robert Schwartz

*	Director	December 7, 2020
Hilliard C. Terry III

/s/ Dave Girouard
*By: Dave Girouard Attorney-in-Fact